Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), entered into and effective as of November 19, 2015 (the “Effective Date”), is by and between Issuer Direct Corporation, a Delaware corporation (the “Company”), and Steven Knerr, an individual (the “Executive”).  The Company and the Executive shall sometimes be referred to herein as the “Parties”.

BACKGROUND

A.           The Executive has served as the Company’s Controller since August 22, 2013 and as its interim Chief Financial Officer and interim Principal Financial Officer since May 8, 2015.

B.           The Company and the Executive desire to set forth in writing the terms and conditions of their agreement and understanding with respect to the employment of the Executive as its Chief Financial Officer and Principal Financial Officer as of the Effective Date.

C.           The Company and the Executive have entered into that certain Indemnification Agreement dated as of an even date herewith (the “Indemnification Agreement”), the terms of which shall not be superseded or modified by this Agreement.

The parties, intending to be legally bound, hereby agree as follows:

1. Employment.  The Company hereby agrees to employ Executive as Chief Financial Officer and Principal Financial Officer and Executive hereby accepts such employment upon the terms and conditions set forth herein and agrees to perform duties as assigned by the Company.  The Executive’s employment, as provided herein, shall commence on the Effective Date and shall continue until terminated pursuant to Section 8 (“Term”). It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive’s employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and/or with or without notice.  For the purposes of this Agreement, the term “Company Group” shall include any and all subsidiaries of the Company in which the Company owns at least a 20% equity interest.

2. Duties.  Effective upon the Effective Date, Executive shall render exclusive, full-time services to the Company as its Chief Financial Officer and Principal Financial Officer.  The Executive shall report to the Company’s Chief Executive Officer and Board of Directors (the “Board”).  Executive’s responsibilities, title, working conditions, location, duties and/or any other aspect of Executive’s employment may be changed, added to or eliminated during his employment at the sole discretion of the Company.  During the Term of this Agreement, the Executive shall devote his best efforts and his full business time, skill and attention to the performance of his duties on behalf of the Company and the Company Group.

3. Policies and Procedures.  Executive agrees that he is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement.  Executive further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Executive.

4. Cash Compensation.

(a) Salary.  For all services rendered and to be rendered hereunder, the Company agrees to pay to the Executive, and the Executive agrees to accept a salary of $151,000 per annum (“Base Salary”) beginning on the Effective Date. Any such salary shall be payable in accordance with the Company’s normal payroll practice and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with the Executive.  The Base Salary shall be reviewed annually by the Board or Compensation Committee of the Board during the first fiscal quarter for increase (but not decrease, except as permitted under Section 8(c)(ii) below) as part of its annual compensation review (which review shall include compensation under Sections 4(b) and 6 below), and any increased amount shall become the Base Salary under this Agreement.

(b) Bonus.  During the Term, the Executive shall be eligible to receive annual bonus compensation in an initial amount equal to thirty-five percent (35%) of the Base Salary upon the achievement of reasonable target objectives and performance goals both of the Company and the Executive as may be determined by the Board or the Compensation Committee of the Board in consultation with the Executive.  Such target objectives and performance goals are to be established on or before the end of the first quarter of the fiscal year to which the bonus relates (the “Bonus Plan”) and the Executive must continue to be an employee of the Company on the bonus payment date determined under the Bonus Plan in order to receive any payment under the Bonus Plan; provided, however, such bonus payment date shall be no later than fifteen days after the filing of the Company’s Form 10-K with the Securities and Exchange Commission.

5. Stock Option Grant. On the Effective Date, Executive shall receive incentive stock options under the Company’s 2014 Equity Incentive Plan or any successor equity incentive plan (the “Plan”) to purchase 10,000 shares of the Company’s common stock at a per share exercise price equal to the fair market value per share of the Company’s common stock at the Effective Date (the “Stock Options”).  The Stock Options shall vest over a four-year period, at a rate of 25% percent of the total Stock Options on the first anniversary of the Effective Date and the remaining 75% vesting ratably at the end of calendar quarter for the subsequent three years after the first anniversary of the Effective Date, provided Executive is employed on all such dates by the Company or one of its affiliates. The Stock Options shall be subject to the terms and conditions set forth in the Plan and applicable award agreement.

6. Additional Equity Grants.   During the Term and pursuant to the Plan, the Executive may receive additional equity grants in excess of the Stock Options and other equity grants already received by Executive, solely at the discretion of the Board or the Compensation Committee of the Board, which grants will be subject to a separate award agreement between the Company and the Executive under the Plan.

7. Other Benefits. While employed by the Company as provided herein:

(a) Executive and Employee Benefits. The Executive shall be entitled to all benefits to which other executive officers of the Company are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its executives. The Company reserves the right to alter and amend the benefits received by Executive from time to time at the Company’s discretion.

(b) Expense Reimbursement.  The Executive shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder (including expense relating to the Executive’s continuing legal education for his certified public accounting requirements up to $4,000 on an annual basis), according to the policies of the Company and subject to the approval of the Chief Executive Officer of the Company.

(c) Vacation.  The Executive shall be entitled to three weeks paid personal time off per 12-month period (including vacation) according to the Company’s personal time off policy.  No untaken personal time off may be carried over to a subsequent year.  Sick time shall not be limited by this Section 7(c) and shall be governed by the Company’s policies for sick leave.

8. Termination.  Executive and the Company each acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or with cause or advance notice pursuant to the following:

(a) Voluntary Resignation by Executive, Termination for Cause or Death.  In the event the Executive (i) voluntary terminates his employment with the Company (other than for Good Reason as defined below), (ii) is terminated by the Company for Cause (as defined below), or (iii) shall die during the period of his employment hereunder, the Company’s obligation to make payments hereunder shall cease upon the date of such termination and the Company’s obligation to make payments hereunder shall cease upon such termination, except the Company shall pay Executive (a) any salary earned but unpaid prior to termination and all accrued but unused personal time, and (b) any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of any equity grants shall immediately cease on the date of termination.

(b) Termination by Disability.  In the event Executive shall become permanently disabled, as evidenced by notice to the Company of Executive’s inability to carry out his job responsibilities for a continuous period of more than three months, Executive’s employment shall cease on such day but the Company shall continue (i) to make payment to Executive based on the then Base Salary for a period of six months (in accordance with the Company’s general payroll policy) commencing on the first payroll period following the fifteenth day after termination of employment and (ii) to provide substantially similar coverage under the Company’s then current medical, health, and vision insurance plans to the Executive and his eligible dependents for a period of six months provided that Executive continues to make any required employee contribution (the “Severance Benefits”), in addition to any accrued but unpaid salary and unreimbursed expenses prior to the date of termination.  Vesting of any equity grants shall continue to vest pursuant to the schedule and terms previously established during the six month severance period.  Subsequent to the six month severance period the vesting of any equity grants shall immediately cease.

(c) Termination by the Company without Cause.  The Company will have the right to terminate Executive’s employment with the Company at any time without Cause.  In the event Executive is terminated without Cause or resigns for Good Reason (as defined below), and upon the execution of a full general release by Executive (“Release”), releasing all claims known or unknown that Executive may have against Company as of the date Executive signs such Release, and upon the written acknowledgment of his continuing obligations under this Agreement, Company shall continue to make the Severance Benefits, in addition to any accrued but unpaid salary and unreimbursed expenses prior to the date of termination.

i. “Cause” means termination of the Executive’s employment because of the Executive’s: (i) commission of fraud, misappropriation or embezzlement related to the business or property of the Company; (ii) conviction for, or guilty plea to, or plea of nolo contendere to, a felony or crime of similar gravity in the jurisdiction in which such conviction or guilty plea occurs; (iii) material breach by the Executive of this Agreement, and the duties described therein, or any other agreement to which the Executive and the Company or a member of the Company Group are parties, including, without limitation, wrongful disclosure of Confidential Information; (iv) commission by the Executive of acts that are dishonest and demonstrably injurious to a member of the Company Group, monetarily or otherwise; (v) any violation by the Executive of any fiduciary duties owed by him to the Company or a member of the Company Group that causes injury to the Company, other than breaches of fiduciary duty also committed by other officers and members of the Board based on actions taken after consultation with, and the advice of, legal counsel; and (vi) willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange listing rule adversely affecting the Company including without limitation if the Executive has undertaken to provide any chief financial officer or principal financial officer certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and he willfully or materially fails to take reasonable and appropriate steps to determine whether or not the certificate was accurate or otherwise in compliance with the requirements of the Sarbanes Oxley Act.

ii. “Good Reason” means the occurrence of any of the following without the written consent of the Executive: (i) any duties, functions or responsibilities are assigned to the Executive that are materially inconsistent with the Executive’s duties, functions or responsibilities with the Company as contemplated or permitted by this Agreement; (ii) material diminution in Executive’s duties; (iii) the Base Salary or the annual incentive plan opportunity expressed as a percentage of Base Salary of the Executive is materially reduced, unless a reduction is as part of an overall cost reduction program that affects all senior executives of the Company and does not disproportionately affect the Executive; or (iv) the Company or Board requires the Executive to report to the Morrisville, NC office on a full-time basis or effectively requires him to move from his home office in Midlothian, VA.

iii. “Corporate Transaction” shall have the meaning set forth in the 2014 Equity Incentive Plan of the Company.

9. 409A Compliance.  This Agreement is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4) and be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed and interpreted in accordance with such intent, provided that, if any severance provided at any time hereunder involves non-qualified deferred compensation within the meaning of Section 409A of the Code, it is intended to comply with the applicable rules with regard thereto and shall be interpreted accordingly.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the date that is immediately following the expiration of the six (6)-month period measured from the date of your “separation from service”, and (B) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter shall be paid or provided in accordance with the normal payment dates specified for them herein.  For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments.  In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this letter that is considered non-qualified deferred compensation.  In the event the time period for considering any release and it becoming effective as a condition of receiving severance shall overlap two calendar years, no amount of such severance shall be paid in the earlier calendar year.

10. Proprietary and Other Obligations.

(a) Confidential Information. During the period of the Executive’s employment with the Company and at all times thereafter, the Executive shall hold in secrecy for the Company Group all Confidential Information (as defined below) that may come to his knowledge, may have come to his attention or may have come into his possession or control while employed by the Company. Notwithstanding the preceding sentence, the Executive shall not be required to maintain the confidentiality of any Confidential Information which (a) is or becomes available to the public or others in the industry generally (other than as a result of inappropriate disclosure or use by the Executive in violation of this Section 10(a)) or (b) the Executive is compelled to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena. Except as expressly required in the performance of his duties to the Company under this Agreement, the Executive shall not use for his own benefit or disclose (or permit or cause the disclosure of) to any Person, directly or indirectly, any Confidential Information unless such use or disclosure has been specifically authorized in writing by the Company in advance. During the Executive’s employment and as necessary to perform his duties under this Agreement, the Company will provide and grant the Executive access to the Confidential Information. The Executive recognizes that any Confidential Information is of a highly competitive value, will include Confidential Information not previously provided the Executive and that the Confidential Information could be used to the competitive and financial detriment of the Company if misused or disclosed by the Executive. The Company promises to provide access to the Confidential Information only in exchange for the Executive’s promises contained herein, expressly including the covenants in this Agreement.

For the purposes of this Agreement, “Confidential Information” means any trade secrets and confidential and proprietary information acquired by the Executive in the course and scope of his activities under this Agreement, including information acquired from third parties, that (i) is not generally known or disseminated outside the Company (such as non-public information), (ii) is designated or marked by the Company as “confidential” or reasonably should be considered confidential or proprietary, or (iii) the Company indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Company. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, ”know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about products or services of the Company (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys and (c) and any other information or matters of a similar nature.

(b) Inventions.  The Executive agrees that all right, title and interest in and to any information, trade secrets, inventions, discoveries, developments, derivative works, improvements, research materials and products made or conceived by the Executive alone or with others during the course of the Executive’s employment and relating to the financial industry, public company disclosure (including XBRL filings), regulatory compliance, or investor relations shall belong exclusively to the Company.  The Executive hereby irrevocably waives in favor of the Company any and all copyright and moral rights, and irrevocably assigns to the Company any and all legal rights, that the Executive may have in respect of any such materials.  The Executive agrees to execute any assignments and/or acknowledgements as may be requested by the Company from time to time, at the expense of the Company, without any further remuneration.

(c) Return of Documents and Property. Upon termination of the Executive’s employment for any reason, the Executive (or his heirs or personal representatives) shall immediately deliver to the Company (a) all documents and materials containing Confidential Information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of the Company (whether or not confidential), and (b) all other documents, materials and other property belonging to the Company that are in the possession or under the control of the Executive.

(d) Non-disparagement.  The Executive agrees during and after the Term, he shall not to knowingly disparage the Company, its subsidiaries or its officers, directors, employees or agents in any manner that could be harmful to it or them or its or their business, business reputation or personal reputation.  The Company agrees during and after the Term, it shall instruct its officers, directors, employees and agent not to knowingly disparage the Executive in any manner that could be harmful to you or your business or personal reputation.  This paragraph will not be violated by statements from either party that are truthful, complete and made in good faith in required response to legal process or governmental inquiry.

11. Noncompetition and Non-solicitation.  Executive acknowledges that he will be a member of executive and management personnel at the Company.

(a) Definitions.

i. “Competing Business” means any business or activity that (i) competes with any member of the Company Group for which the Executive performed services or the Executive was involved in for purposes of making strategic or other material business decisions and (ii) involves (A) the same or substantially similar types of products or services (individually or collectively) produced, manufactured, marketed or sold by the Company during Term or (B) products or services so similar in nature to that of the Company Group during Term (or that the Company Group will soon thereafter offer) that they would be reasonably likely to displace substantial business opportunities or customers of the Company.

ii. “Prohibited Area” means North America and the European Union, which Prohibited Area the parties have agreed to as a result of the fact that those are the geographic areas in which the Company Group conducts a preponderance of their business and in which the Executive provides substantive services to the Company Group expand during the Term.  The Prohibited Area shall also include geographic areas in which members of the Company Group expand during the Term.

(b) Covenant Not to Compete.  Without the prior written consent of the Board (which may be withheld in the Board’s sole discretion), so long as the Executive is an employee of the Company or any other member of the Company Group and for a 6-month period thereafter (or, in the case of a Corporate Transaction under Section 8(c), 12-month period) (the “Restricted Period”), the Executive agrees that he shall not anywhere in the Prohibited Area, for his own account or the benefit of any other, engage or participate in or assist or otherwise be connected with a Competing Business. For the avoidance of doubt, the Executive understands that this Section 11(b) prohibits the Executive from acting for himself or as an officer, employee, manager, operator, principal, owner, partner, shareholder, advisor, consultant of, or lender to, any individual or other Person that is engaged or participates in or carries out a Competing Business or is actively planning or preparing to enter into a Competing Business. The parties agree that such prohibition shall not apply to the Executive’s passive ownership of not more than 5% of a publicly-traded company

(c) Non-solicitation Covenant. Executive agrees that he will not, individually or with others, directly or indirectly (including without limitation, individually or through any business, venture, proprietorship, partnership, or corporation in which they control or own more than a 5% interest, through any agents, through any contractors, through recruiters, by their successors, by their employees, or by their assigns) hire, solicit, or induce any employee of the Company to leave the Company during the period he is employed by the Company and for a period of two years following the separation, resignation, or termination of Executive’s employment with the Company.  Executive further agrees that during the period he is employed by the Company and for two years thereafter, he will not, either directly or indirectly, solicit or attempt to solicit any customer, client, supplier, investor, vendor, consultant or independent contractor of the Company to terminate, reduce or negatively alter his, her or its relationship with the Company.  The geographic scope of the covenants in Section 11(c) is the Prohibited Area.  Nothing in Sections 10 and 11 should be construed to narrow the obligations of Executive imposed by any other provision herein, any other agreement, law or other source.

(d) Reasonable.  Executive agrees and acknowledges that the time limitation and the geographic scope on the restrictions in Sections 10 and 11 and their subparts are reasonable.  Executive also acknowledges and agrees that the limitation in Sections 10 and 11 and their subparts is reasonably necessary for the protection of the Company, that through this Agreement he shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s business value which was imparted to him.  In the event that any term, word, clause, phrase, provision, restriction, or section of Sections 10 and 11 of this Agreement is more restrictive than permitted by the law of the jurisdiction in which the Company seeks enforcement thereof, the provisions of this Agreement shall be limited only to that extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable.  Moreover, notwithstanding any judicial determination that any term, word, clause, phrase, provision, restriction, or section of this Agreement is not specifically enforceable, the parties intend that the Company shall nonetheless be entitled to recover monetary damages as a result of any breach hereof.

(e) Legal and Equitable Remedies.  In view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Company to be protected under Sections 10 and 11 of this Agreement, Executive understands and agrees that the Company could not be reasonably or adequately compensated in damages in an action at law for Executive’s breach of their obligations (whether individually or together) hereunder.  Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of Sections 10 and 11 of this Agreement and that such relief may be granted without the necessity of proving actual damages, and without bond.  Executive acknowledges and agrees that the provisions in Sections 10 and 11 and their subparts are essential and material to this Agreement, and that upon breach of Sections 10 and 11 by him, the Company is entitled to withhold providing payments or consideration, to equitable relief to prevent continued breach, to recover damages and to seek any other remedies available to the Company.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or other remedies in addition to equitable relief.

(f) Extension of Time.  In the event that Executive breaches any covenant, obligation or duty in Sections 10 and 11 or their subparts, any such duty, obligation, or covenants to which the parties agreed by Sections 10 and 11 and their subparts shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals.  The duration and length of Executive’s duties and obligations as agreed by Sections 10 and 11 and their subparts shall continue upon the effective date of any such settlement, or judicial or other resolution.

12. Miscellaneous.

(a) Taxes. Executive agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by the Company pursuant to this Agreement.  Executive agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation, stock option, or benefit provided by the Company pursuant to this Agreement.  Executive expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Executive pursuant to this Agreement.

(b) Modification/Waiver. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.  Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same.  No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

(c) Attorneys’ Fees.  The prevailing party shall have the right to collect from the other party its reasonable costs and necessary disbursements and attorneys' fees incurred in enforcing this Agreement.

(d) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of the Company.  This Agreement shall not be assignable by the Executive.

(e) Notices.  All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his or its address contained in the Company’s records.  Executive promptly shall notify Company of any change in Executive’s address.  Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

(f) Governing Law; Personal Jurisdiction and Venue. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of North Carolina as such laws are applied to agreements between North Carolina residents entered into and performed entirely in North Carolina.  The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in North Carolina and agree to North Carolina court’s exercise of personal jurisdiction.  The Parties further agree that any disputes relating to this Agreement shall be brought in courts located in the State of North Carolina.

(g) Entire Agreement. This Agreement together with the Indemnification Agreement and any equity grants under the Plan set forth the entire agreement and understanding of the parties hereto with regard to the employment of the Executive by the Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof.  No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

IN WITNESS WHEREOF, the parties have each duly executed this Executive Employment Agreement as of the day and year first above written.

	ISSUER DIRECT CORPORATION	EXECUTIVE

By:	/s/ Brian R. Balbirnie	/s/ Steven Knerr
	Brian R. Balbirnie	Steven Knerr
Chief Executive Officer